Exhibit 4.1

FIRST AMENDMENT
TO
LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT (the “First Amendment”) is made this 11th day of October, 2013 (the “Effective Date”), by and between SCIO Diamond Technology Corporation, a Nevada corporation (“SCIO” or “Borrower”), and Platinum Capital Partners, LP, a Minnesota limited partnership (“Platinum Capital” or “Lender”).

RECITALS

A.            Platinum Capital and SCIO entered into a Loan Agreement dated as of June 21, 2013 (the “Credit Agreement”).

B.            Borrower has requested that Platinum Capital loan it an additional Five Hundred Thousand and no/100 Dollars ($500,000.00).  Lender and Borrower have mutually agreed on the terms of a new Promissory Note (the “New Note”) to be executed concurrently with this First Amendment to Loan Agreement.  The Loan Agreement is being amended to incorporate the New Note and the New Note will be subject to the terms set forth in the Loan Agreement as amended by the First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual agreements contained herein, Borrower and Lender agree as follows:

AGREEMENT

1.             New Definition in Loan Agreement Section 1.1.  A new definition of “Promissory Notes.”  shall be inserted into Section 1.1 the Credit Agreement, as a replacement to the original language, as follows:

“The Borrower’s Promissory Note of June 21, 2013, in the amount of $1,000,000.00, and the Borrower’s Promissory Note of even date herewith, in the amount of $500,000.00, both payable to the Lender.

Accordingly, all references in the Loan Agreement to the “Promissory Note” shall be modified to reference the “Promissory Notes.”

2.             Amendments to Sections 1.4, 1.5, 1.6 and 3.  Sections 1.4, 1.5, 1.6 and 3 of the Loan Agreement are hereby modified to adopt the current date for their application.

3.             Ratification; Effect of Amendment.  Borrower hereby ratifies and confirms all of its liabilities and obligations under the Loan Agreement and agrees that, except as expressly modified in this First Amendment, the Loan Agreement continues in full force and effect.

4.             Counterparts; Signatures.  This First Amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.  This First Amendment may be executed in facsimile or electronic copy with the same binding effect as the original.

5.             Opportunity to Consult Counsel; Reliance Upon Borrower’s Own Due Diligence.  Borrower acknowledges that it has had the opportunity to consult with counsel of its choice with regard to the legal effect of this First Amendment and is not relying upon any representations made by Platinum Capital in executing this First Amendment.  Borrower has conducted such due diligence as it deems necessary to determine whether to execute this First Amendment.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Loan Agreement as of the day, month and year first above-written.

SCIO Diamond Technology Corporation

By:
Name:
Title:

Platinum Capital Partners, LP

By:
Name:
Title: